Exhibit 99.1

For Information Contact:

Michael Cramer

Executive Vice President & CAO

Pinnacle Foods Group Inc.

(973) 541-6670

FOR IMMEDIATE RELEASE—June 14, 2006

PINNACLE FOODS GROUP INC. APPOINTS NEW CEO

MOUNTAIN LAKES, NEW JERSEY. Pinnacle Foods Group Inc. announced today that the Company’s Board of Directors has appointed Jeffrey P. Ansell as Chief Executive Officer, effective July 5, 2006, replacing C. Dean Metropoulos, who had previously announced that he would be stepping down as CEO in the near future but who will remain with the Company as Chairman.

C. Dean Metropoulos, who led the search for a new CEO said: “We have been fortunate during this CEO search to meet with a number of outstanding candidates. At the conclusion of the search it was clear that Mr. Ansell was the right candidate for Pinnacle based on the accomplishments in his career and his personal leadership skills.”

Mr. Ansell, 47, brings with him 25 years of experience in consumer products management. As a Procter & Gamble Corporate Officer, he was most recently President of The Iams Company, where he had been chosen to lead P&G’s entry into the pet nutrition business, following P&G’s acquisition of The Iams Company in 1999. Under his leadership, sales increased nearly $1.0 billion dollars and the Iams brand in North America grew from the No. 5 pet food brand to No. 1. The acquisition of The Iams Company is broadly regarded as one of P&G’s most successful acquisitions. Prior to Iams, Mr. Ansell had various executive management roles within P&G, including General Manager of the North American and European Baby Care businesses (Pampers® and Luvs® diapers) for which he spent several years in Europe as well as senior marketing leadership positions working on brands such as Pringles® , Sunny Delight® and Folgers®.

“I’m very excited to join Pinnacle, and the collection of fine brands it has assembled the past few years,” said Jeffrey Ansell, incoming CEO. “Dean Metropoulos, along with J. P. Morgan Partners and J. W. Childs have an enviable track record of success,” Mr. Ansell said. “I look forward to building on my experiences at a world-class institution like P&G, and to working closely with the strong team at Pinnacle to take the business to the next level.”

“We are very pleased to have Jeff take over at Pinnacle at this time” said C. Dean Metropoulos. “Pinnacle has undergone a tremendous restructuring and transformation over the past two years and we feel very confident in the company’s ability to grow as we move forward. Jeff certainly brings the skills, intelligence and integrity that we were looking for in a CEO to optimize the growth potential of Pinnacle’s iconic brands”

Pinnacle Foods Group Inc., with corporate offices in Mountain Lakes and Cherry Hill, New Jersey is a leading producer, marketer and distributor of high-quality branded food products in the frozen foods and dry foods segments. The dry foods segment consists primarily of Duncan Hines® baking mixes and frostings; Vlasic® pickles, peppers and relish; Armour® canned meats; Open Pit® barbeque sauce and Mrs. Butterworth’s® and Log Cabin® syrups and pancake mixes. The frozen foods segment consists primarily of Aunt Jemima® frozen breakfasts; Swanson® and Hungry Man® frozen dinners and entrees; Van de Kamp’s® and Mrs. Paul’s® frozen seafood; Celeste® pizza; and Lender’s® bagels.

THE FINANCIAL SPONSORS

J. P. Morgan Partners, LLC (JPMP) is a leading private equity firm with over $11 billion in capital under management as of September 30, 2005. Since its inception in 1984, JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare, hardware and software companies. With more than 80 investment professionals in five principal offices throughout the world, JPMP is an experienced investor in companies with worldwide operations. Underpinning this platform is a global integrated network, which enables JPMP to draw on expert resources residing within JPMorgan Chase, its extensive portfolio and worldwide contact network. JPMP is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States, and is a registered investment adviser with the Securities and Exchange Commission.

J. W. Childs, Associates L.P. (JWC) is a leading private equity firm based in Boston, Massachusetts, specializing in leveraged buyouts and recapitalizations of middle-market growth companies in partnership with company management through J.W. Childs Equity Partners III, L.P. and other funds it sponsors. Since 1995, the firm has invested in 37 companies with a total transaction value of over $9.8 billion. JWC presently manages $3.4 billion of equity capital from leading financial institutions, pension funds, insurance companies and university endowments.

CDM Investor Group LLC is a merchant banking and management firm focused principally on the food and consumer sectors in the United States and Europe. In recent years C. Dean Metropoulos and his management team have been involved in more than 45 acquisitions with approximately $8 billion of transaction value. In addition to Pinnacle Foods and Aurora Foods, some of the recent transactions in which C. Dean Metropoulos and his management team have provided senior management include Stella Foods, The Morningstar Group, International Home Foods, Ghirardelli Chocolates, Mumm and Perrier Jouet Champagnes and Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture).

For more information about Pinnacle Foods Group Inc., visit www.pinnaclefoodscorp.com